BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

090503

Filed in the office of	Document Number
Barbara K. Cegavske	20170161076-71
Secretary of State	Filing Date and Time: 04/13/2017 1:00 PM
State of Nevada	Entity Number: C10323-1990

Certificate to Accompany Restated Articles or Amended and Restated Articles

(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

URS International Projects, Inc.

2. The articles are: (mark only one box) ☐ **Restated** ☒ **Amended and Restated**

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

- ☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
- ☒ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☐ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☐ Articles have been added.
- ☐ Articles have been deleted.
- ☒ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

Article FIRST of the Articles of Incorporation of the Company is amended to read as follows:
The name of the corporation is AECOM International Projects, Inc.

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Restated Articles
Revised: 1-5-15

AECOM INTERNATIONAL PROJECTS, INC.
(a Nevada corporation)

AMENDED AND RESTATED ARTICLES OF INCORPORATION

(As of April 13, 2017)

FIRST:                                                        The name of the corporation (hereinafter the “Corporation”) is

AECOM International Projects, Inc.

SECOND:                                         The principal office in the State of Nevada, USA, is located at 701 S. Carson Street — Suite 200, in the City of Carson City, County of Ormsby. The name and address of its resident agent is The Corporation Trust Company of Nevada, 701 S. Carson Street — Suite 200, Carson City, Nevada, USA, 89701.

THIRD:                                                   The Corporation may engage in any lawful act, activity and/or business for which corporations may be organized under the General Corporation Laws of the State of Nevada.

FOURTH:                                        This Corporation is authorized to issue only one class of shares of Common Stock; the total number of such shares is two-thousand (2,000); and all such shares of Common Stock are to be one-cent ($.01) par value each.

(A)       Provisions Relating to the Common Stock.

1.                          Except as otherwise required by law, all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock.

2.                          The holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

3.                          Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

(B)       Denial of Preemptive Rights. Except as expressly provided in these Amended and Restated Articles of Incorporation, no stockholder of this Corporation shall have, by reason of its holding shares of Common Stock of this Corporation, any preemptive or preferential rights to purchase or subscribe for any other shares of any class or series of this Corporation now or hereafter to be authorized, in any other equity securities, or any notes, debentures, warrants, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder.

(C)       Denial of Cumulative Voting. Cumulative voting by any stockholder is hereby expressly denied.

FIFTH:                                                       The members of the governing board shall be known as “directors”, and the number of directors thereof shall be not less than three (3) nor more than fifteen (15), the exact number to be fixed by the Bylaws of the Corporation, provided that the number so fixed by the Bylaws may be increased or decreased within the limits above specified from time-to-time by the Bylaws. At all meetings of the Board of Directors, two (2) of the authorized number of directors shall be necessary and sufficient to constitute a quorum for the transaction of business. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors.

SIXTH:                                                     The capital stock, after the amount of the subscription price, or par value, has been paid in, shall be subject to no further assessment to pay debts of the Corporation.

SEVENTH:                                 The name and address of the Secretary of the Corporation signing these Amended and Restated Articles of Incorporation is Jeanne C. Baughman, 3320 E. Goldstone Way, Meridian, ID 83642.

EIGHTH:                                          The Corporation is to have perpetual existence.

NINTH:                                                   In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

Subject to the Bylaws, if any, adopted by the stockholders, to make, alter, amend or repeal the Bylaws of the Corporation.

To fix the amount to be reserved as working capital over and above its capital stock paid in to authorize and cause to be executed mortgages and liens upon the real and personal property of this Corporation.

To determine, from time to time, whether and to what extent, and at what time and places, and under what conditions and regulations, the accounts and books of the Corporation (other than the stock ledger), or any of them, shall be open to inspection of stockholders, and no stockholder shall have any right of inspecting any account, book, or document of this Corporation except as conferred by statute, unless authorized by a resolution of the stockholders or directors.

If the Bylaws so provide, to designate two (2) or more of its own number to constitute an executive committee, which committee shall for the time being, as provided in said resolution or in the Bylaws of the Corporation, have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may have power to authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the Bylaws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

This Corporation in its Bylaws may confer powers upon its directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon them by statute.

TENTH:                                                 Both stockholders and directors shall have power, if the Bylaws so provide, to hold their meetings and to have one or more offices within or without the State of Nevada, and to keep the books of this Corporation (subject to the provisions of the statutes) outside the State of Nevada at such places as may be from time to time designated by the Board of Directors or in the Bylaws of the Corporation.

ELEVENTH                            The Corporation shall indemnify each and every director and officer of the Corporation against any and all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding in which he was or is a party or is threatened to be made a party by reason of being or having been a director or officer of the Corporation to the fullest extent permitted by law. The rights of indemnification provided in this Article shall be in addition to any rights to which a person may otherwise be entitled by the Corporation’s Bylaws, statute, agreement, and vote of stockholders or otherwise.

TWELFTH:                               This Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the mariner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders are granted subject to this reservation.

THIRTEENTH: These Amended and Restated Articles of Incorporation take the place of and supersede the existing Articles of Incorporation as heretofore amended.

The undersigned, Jeanne C. Baughman, who is the Secretary of the Corporation, does hereby certify that in a writing signed by all the stockholders who would be entitled to notice of a meeting held for that purpose, these Amended and Restated Article of Incorporation were adopted to supersede and take the place of the existing Articles and all amendments thereto.

IN WITNESS WHEREOF, the above named officer, acting for and on behalf of the Corporation, has hereunto subscribed her name on April 13, 2017.

By:	/s/Jeanne C. Baughman
Jeanne C. Baughman, Secretary